Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-153255, 333-183991, 333-189784 and 333-199841 and Form S-3 No. 333-189785) of our reports dated March 13, 2015, included in this Annual Report on Form 10-K of MiMedx Group, Inc. and Subsidiaries (the Company) relating to the consolidated balance sheets of the Company as of December 31, 2014 and 2013, and the related consolidated statements of operations, stockholders’ equity, and cash flows and the related consolidated financial statement schedule for each of the three years in the period ended December 31, 2014, and the effectiveness of internal control over financial reporting for the Company as of December 31, 2014.

/s/ Cherry Bekaert LLP
Atlanta, Georgia
March 13, 2015